Filed Pursuant to Rule 424(b)(3)

File Number 333-189691

PROSPECTUS

809,061 Shares

Anacor Pharmaceuticals, Inc.

Common Stock

This prospectus relates to the disposition from time to time of up to 809,061 shares of our outstanding common stock, which are held by the selling stockholder named in this prospectus.  The selling stockholder acquired the common stock from us in a private placement that closed in April 2013 and that is more fully described on page 4 of this prospectus under “Selling Stockholder.”  We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled “Plan of Distribution” on pages 5-6 of this prospectus. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is listed on the NASDAQ Global Market under the symbol “ANAC.” On July 11, 2013, the last reported sale price of our common stock on the NASDAQ Global Market was $6.66 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus and as updated in our future filings made with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2013

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy securities under this prospectus or any applicable prospectus supplement or free writing prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement or free writing prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security.

About this Prospectus

The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement.  Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock.  Our business, financial condition, results of operations and prospectus may have changed since that date. You should read carefully both this prospectus and any applicable prospectus supplement and any related free writing prospectus together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

Unless otherwise specified or required by context, references in this prospectus to “Anacor Pharmaceuticals,” “Anacor,” “we,” “us” and “our” refer to Anacor Pharmaceuticals, Inc., a Delaware corporation.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all the information that may be important to purchasers of our common stock. Prospective purchasers of our securities should review this entire prospectus carefully, including the risks of investing discussed under “Risk Factors” on page 3, the financial statements and related notes, and the information to which we refer you and the information incorporated into this prospectus by reference, for a complete understanding of our business and this offering.

Anacor™ and Anacor Pharmaceuticals™ are our trademarks. This prospectus also contains service marks, trademarks and trade names of other companies, which are the property of their respective owners.

Company Overview

We are a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from our boron chemistry platform. The productivity of our internal discovery capability has enabled us to generate a pipeline of both topical and systemic boron-based compounds. We have discovered, synthesized and developed eight molecules that are currently in development.

Our lead product candidates include two topically administered dermatologic compounds—tavaborole (formerly referred to as AN2690), an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory for the treatment of atopic dermatitis and psoriasis. In addition, we have three other wholly-owned clinical product candidates—AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly referred to as GSK2251052, or GSK ‘052), an antibiotic for the treatment of infections caused by Gram-negative bacteria, which was previously licensed to GlaxoSmithKline LLC, or GSK. In October 2012, GSK advised us that it had discontinued further development of AN3365 and all rights to this compound reverted to us. We are considering our options for further development, if any, of this compound. We have also discovered three other compounds that we have out-licensed for further development—two are licensed to Eli Lilly and Company, or Lilly, for the treatment of animal health indications, and the third compound, AN5568, also referred to as SCYX-7158,  is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness). We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.

We were incorporated in Delaware in December 2000 as AnaMax, Inc. We began operations in March 2002 and changed our name to Anacor Pharmaceuticals, Inc. in October 2002. Our principal executive offices are located at 1020 East Meadow Circle, Palo Alto, California 94303-4230. Our telephone number is (650) 543-7500. Our website address is www.anacor.com. Information found on, or accessible through, our website is not a part of and is not incorporated into this prospectus and you should not consider it part of this prospectus.

Risks Associated with Our Business

Our business is subject to numerous risks, as described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus. These risks include the following, among others:

•                  the timing and results of clinical trials of our most advanced clinical candidates: tavaborole, for which we expect to file a new drug application in mid-2013; and AN2728, for which we announced results from a Phase 2 dose-ranging study in March 2013 and for which we plan to initiate additional clinical studies in 2013;

•                  difficulties or delays in the development, testing, production or commercialization of our drug candidates;

•                  failure to obtain regulatory approval from the U.S. Food and Drug Administration or foreign regulatory agencies on our product candidates;

•                  results from clinical trials that may adversely impact the timing or the further development of our drug candidates and potential drug candidates;

•                  delays in the commencement, enrollment and completion of clinical trials may increase our costs and delay or limit our ability to obtain regulatory approval for our product candidates;

•                  the use of boron chemistry to develop new drugs is largely unproven and if undesirable side effects are found, this may extend the time period required to obtain regulatory approval or harm market acceptance of our product candidates;

•                  our ability to raise capital in a timely manner in order to maintain our projected timelines for our development and commercialization efforts;

•                  our ability to establish our sales force and marketing capability;

•                  our ability to enter into and maintain collaborations for the development and commercialization of product candidates and research programs;

•                  changes in laws and regulations applicable to drug development, commercialization or reimbursement;

•                  the uncertainty of protection for our intellectual property, whether in the form of patents, trade secrets or otherwise;

•                  potential infringement or misuse by us of the intellectual property rights of third parties; and

•                  costs related to and outcomes of current and potential litigation.

THE OFFERING

Common stock to be offered by the selling stockholder	809,061 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus

NASDAQ Global Market Symbol	ANAC

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you make a decision to invest in our securities, you should consider carefully the risks described in the section entitled “Risk Factors” contained in our quarterly report for the period ended March 31, 2013, as filed with the Securities and Exchange Commission, or the SEC, on May 10, 2013, which is incorporated herein by reference in its entirety, as well as any amendment or update thereto reflected in our subsequent filings with the SEC. If any of these risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock, or, if applicable, other securities, to decline and you may lose part or all of your investment. Moreover, the risks described are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial also may affect our business, operating results, prospects or financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus including the documents we incorporate by reference therein may contain, forward-looking statements, including statements regarding the progress, timing and results of clinical trials, the safety and efficacy of our product candidates, actions to be taken by our collaborators, GSK, Lilly, and Medicis Pharmaceutical Corporation, our ability to enter into and maintain additional collaborations, our ability to scale and support commercial activities, the goals of our research and development activities, estimates of the potential markets for our product candidates, availability of drug product, our expected future revenues, operations, expenditures, projected cash needs, estimates and outlook regarding our on-going legal proceedings. The forward-looking statements are contained principally in sections with headings such as “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC.   These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. The risks and uncertainties include, among others, those referenced in “Risk Factors” above and in any applicable prospectus supplement or free writing prospectus and any documents incorporated by reference herein or therein.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder pursuant to this prospectus.  The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDER

On April 5, 2013, we issued an aggregate of 809,061 shares of common stock in a private placement to the selling stockholder for an aggregate purchase price of $5 million.

Pursuant to the common stock purchase agreement dated April 5, 2013 related to this private placement, we agreed to use commercially reasonable efforts to file the registration statement of which this prospectus is a part with the SEC to register the disposition of the shares of our common stock sold in the private placement in the manner contemplated under “Plan of Distribution,” and to use commercially reasonable efforts to keep the registration statement effective until the earlier of (a) such time as all of the shares registered hereunder shall have been resold, (b) such time as all of the shares registered hereunder may be resold without restrictions pursuant to Rule 144 under the Securities Act, or (c) April 5, 2015.

The table below, including the footnotes, presents information regarding the selling stockholder and the shares of our common stock that were sold to the selling stockholder under the common stock purchase agreement and that the selling stockholder may offer and sell from time to time under this prospectus. Neither the selling stockholder nor any of its respective affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years.

The information in the following table for the selling stockholder is based upon information provided by each selling stockholder, or in Schedules 13G or 13D and other public documents filed with the SEC. As used in this prospectus, the term “selling stockholder” includes the selling stockholder listed below, and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholder. The number of shares in the column “Number of Shares Being Offered” represents all of the shares of our common stock that a selling stockholder may offer under this prospectus. However, because the selling stockholder may sell all or some of its shares under this prospectus from time to time, or in another permitted manner (including pursuant to Rule 144 under the Securities Act), we cannot assure you as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of any sales. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares. Information concerning the selling stockholder may change over time and changed information will be presented in a supplement to this prospectus only to the extent required under the Securities Act and the rules and regulations promulgated thereunder.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Number of Shares Being	Shares of Common Stock Beneficially Owned After Offering(1)(2)
Name of Selling Stockholder	Number	Percent	Offered	Number	Percent
Bill & Melinda Gates Foundation	809,061	2.0%	809,061	—	*

*     Represents less than 1%.

(1)         Percentages are based on 40,511,783 shares of our common stock that were outstanding on June 26, 2013.

(2)         The selling stockholder may offer and sell all or part of the common stock covered by this prospectus, but no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholder after the completion of this offering.

PLAN OF DISTRIBUTION

The selling stockholder, including its donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on the NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent the selling stockholder gifts, pledges or otherwise transfers the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that, if required under the Securities Act and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of selling stockholders under this prospectus.

The selling stockholder acquired the shares as part of a “program-related investment” within the meaning of Section 4944(c) of the U.S. Internal Revenue Code (the “Code”).  The selling stockholder’s primary purpose in entering into this program-related investment is to further significantly the accomplishment of the selling stockholder’s charitable purposes, including the relief of the poor and distressed or the underprivileged, the advancement of science, or the promotion of health by seeking to (i) address global health challenges that disproportionately impact developing countries, and (ii) increase the access of poor and distressed individuals and families in the developing world to life-saving and other important vaccines and drugs that can improve their health care.  The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein; provided that the selling stockholder determines such method is permitted by the Code and the rules and regulations promulgated thereunder applicable to program related investments:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  “at the market” or through market makers or into an existing market for the shares;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such identified methods of sale; or

•                  any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the selling stockholder to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus.

The aggregate proceeds to the selling stockholder from the sale of the shares offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from registration under the Securities Act, provided that it meets the criteria and conforms to the requirements of such rule or exemption.

The selling stockholder and any broker-dealers that act in connection with the sale of securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. In the event that the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. To our knowledge and based upon information we received from the selling stockholder, the selling stockholder is not affiliated with a broker-dealer. To our knowledge, the selling stockholder did not receive any shares as underwriting compensation.

To the extent, but only to the extent, required pursuant to the Securities Act and the rules and regulations promulgated thereunder, the number of shares of our common stock to be sold, the name of the selling stockholder, the purchase price and public offering price, the names of any agents, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale within such state or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholder and its affiliates. These rules may limit the timing of purchases and sales of the shares by the selling stockholder. Regulation M also may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all of the costs, expenses and fees in connection with the registration of the shares of common stock, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of common stock. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Cooley LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•                  our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 10, 2013;

•                  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012, from our definitive proxy statement in connection with our 2013 Annual Meeting of Stockholders, filed with the SEC on April 30, 2013;

•                  our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 23, 2013; January 29, 2013; March 1, 2013; March 21, 2013; March 28, 2013; April 8, 2013; April 10, 2013; April 15, 2013; April 26, 2013; May 2, 2013; June 5, 2013 and June 12, 2013; and

•                  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 16, 2010, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Anacor Pharmaceuticals, Inc.

Attn: Chief Financial Officer

1020 East Meadow Circle

Palo Alto, California 94303-4230

Telephone number: (650) 543-7500

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the shares in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or its website.